Exhibit 10.45

BARGE TRANSPORTATION AGREEMENT

This is a barge transportation agreement between LOUISVILLE GAS AND ELECTRIC COMPANY (LG&E) effective January 1, 2002 and between KENTUCKY UTILITIES COMPANY (KU) effective July 1, 2002, both Kentucky corporations, whose addresses are 220 West Main Street, Louisville, Kentucky, 40202 (collectively “Buyer”) and CROUNSE CORPORATION, a Kentucky corporation, whose address is 2626 Broadway, Paducah, Kentucky 42002-8109 (“Carrier”).

RECITALS

1.                                       LG&E owns and operates a generating plant known as Mill Creek Station which is located on the Kentucky side of the Ohio River at Mile point 626.4 (“Mill Creek”). The coal barge unloader currently at Mill Creek is a clamshell type digger with an average dig rate of about one thousand (1,000) tons per hour. The limestone barge unloader currently at Mill Creek is an excavator equipped with a clamshell bucket with an average dig rate of about four hundred (400) tons per hour.

2.                                            LG&E owns and operates a generating plant known as Trimble County Station which is located on the Kentucky side of the Ohio River at Mile point 571.4 (“Trimble County”). The coal barge unloader currently at Trimble County is a bucket-ladder style digger with an average dig rate of about three thousand and fifty (3,050) tons per hour. The limestone barge unloader currently at Trimble County is a clamshell type digger with an average dig rate of about four hundred and sixty-five (465) tons per hour.

3.                                       LG&E owns and operates a generating plant known as Cane Run Station which is located on the Kentucky side of the Ohio River at Mile point 617.0 (“Cane Run”). The coal and limestone unloader will be an excavator that digs the material out of the barge as the barge passes beneath the excavator. The coal and limestone unloader is designed with an average dig rate of about one thousand and six hundred (1,600) tons per hour.

4.                                       KU owns and operates a generating plant known as Ghent Station which is located on the Kentucky side of the Ohio River at Mile point 535.8 (“Ghent”). The coal and limestone unloader  is a bucket-ladder style digger with an average dig rate of about one thousand and eight hundred (1,800) tons per hour.

5.                                       For purposes hereof, the term “Buyer” shall refer to LG&E relative to the coal and limestone that is delivered to LG&E, and shall refer to KU relative to the coal and limestone that is delivered to KU.

6.                                       Jefferson County Riverport Authority is a transloading facility located on the Kentucky side of the Ohio River at Mile point 618.00 (“Riverport”). The barge unloader is a clamshell type digger with an average dig rate of about four hundred (400) tons per hour.

AGREEMENTS

The parties hereto agree as follows:

1.                                       General.  Carrier will transport coal and limestone by barge to Mill Creek, Cane Run, Trimble County, Ghent, and Jefferson County Riverport. Buyer will compensate Carrier therefor, under all the terms and conditions of this Agreement.

2.                                       Term.  The term of this Agreement (the “Term”) shall commence January 1, 2002 for Louisville Gas and Electric Company and July 1, 2002 for Kentucky Utilities Company and shall continue through December 31, 2007 subject to the following. The rates and other terms and conditions set forth in this Agreement are subject to review for any reason, at the request of either party, for revisions to become effective on January 1, 2005. Either party may request such a review by giving the other party written notice of such request by October 1, 2004. The parties shall then use their best efforts to negotiate in good faith an agreement on new rates and/or other terms and conditions between October 1, 2004 and November 30, 2004. If the parties do not reach an agreement on new rates and/or other terms and conditions by December 1, 2004, then this Agreement will terminate as of December 31, 2004 without liability due to such termination for either party.

3.                                       Cargo.  Carrier will transport under the terms of this Agreement all solid fuel and limestone purchased by Buyer for delivery by barge (the “Cargo”), except for (a) distress Cargo already in barges belonging to other carriers, (b) Cargo purchased under spot contracts from suppliers having contracts with other carriers, (c) Cargo purchased from loading points not covered by Section 7 and (d) Cargo which is purchased FOB Destination, except that the Cargo transported by another carrier during any calendar month pursuant to exceptions (a) through (d) shall not exceed ten percent (10%) of the total Cargo (in tons) purchased by Buyer for delivery by barge during such calendar month. These restrictions shall not apply if Buyer requires more Cargo transportation than Carrier can provide within the time frame Buyer requires for loading, regardless of whether such non-performance is excused or unexcused, and regardless or whether Buyer’s delivery requirements are of an urgent or non-urgent nature. Buyer agrees to provide Carrier as much notice as practicable and Carrier agrees to confirm whether or not barges are available promptly. If barges belonging to another carrier are docked at the Buyer’s plant with Carrier’s barges, then Buyer shall pay demurrage to Carrier at the greater of (i) the same terms and conditions which would govern such other barge carrier’s right to recover demurrage or (ii) the terms of Section 8 herein. Notwithstanding any projections of Buyer’s barging requirements or any prior barging requirements of Buyer, Buyer has no obligation to have any Cargo transported under this Agreement at any time, but promises only that all Cargo actually delivered by barge to Buyer will be delivered under this Agreement, subject to the exceptions set forth above.

4.                                      Delivery.

(a)                                  Carrier will receive Cargo at the loading points listed in Section 7 hereof. Carrier will furnish empty barges at the Loading Points in adequate numbers and at such times as to permit loading of the Cargo in accordance with the Cargo suppliers’ reasonable operating schedules and Buyer’s supply requirements. Buyer’s contracts with its Cargo suppliers shall require them, at their own expense, to load the Cargo into the barges with due diligence and dispatch and otherwise comply with the reasonable requirements of Carrier’s barging operation. The Cargo suppliers shall have the right to refuse to load any barges they consider unseaworthy or any barges containing water or other foreign matter. In the case of limestone loading, Buyer’s limestone supplier shall be responsible for cleaning barges to its reasonable satisfaction. Carrier will deliver the loaded barges to Buyer’s unloading dock or other point designated by Buyer at such times as to permit the unloading of the Cargo in accordance with Buyer’s reasonable operating schedules.

(b)                                 At Mill Creek, Ghent, Trimble County limestone, and Jefferson County Riverport, Carrier shall properly and securely moor the loaded barges at the unloading dock and notify the appropriate person(s) that such mooring has been completed in accordance with the provisions set forth in Appendix A, which is attached hereto. Buyer at its own expense shall have the Cargo unloaded out of the barges with due diligence and dispatch and otherwise comply with the reasonable requirements of Carrier’s barging operation.

(c)                                  At Trimble County and Cane Run, the Carrier shall notify the appropriate person(s) of incoming barges at least six (6) hours prior to the arrival of each tow, in accordance with the provisions set forth in Appendix A. Carrier shall provide the designated plant personnel with periodic updates of the expected day of all tow arrivals. Carrier’s coal tows shall be unloaded on a stand-by basis, upon arrival, at Trimble County and Cane Run with Carrier being responsible for all placement, shifting and decking services at the plant. Buyer shall provide adequate shoreside personnel and equipment (including the shuttle barge) for the operation of the unloading system. The coal barges generally will be standby unloaded as follows: The Carrier shall provide a boat and all deck-hands and tying services and shall shuttle the coal barges to and away from the barge unloader; and shall leave with all empty coal barges. Carrier’s services shall be provided in accordance with the provisions set forth in Appendix A, which is attached hereto. After the barges are unloaded, Buyer shall notify Carrier that such unloading has occurred and Carrier shall remove the unloaded barges promptly. Buyer shall operate the unloader. When circumstances make standby unloading impractical in Buyer’s discretion or in the event Buyer claims that force majeure conditions prevent the unloading of a tow, then the Buyer shall have the option of: (1) reconsigning the tow to another of the Buyer’s plants, (2) having Carrier properly and securely moor the coal barges at the unloading dock and notifying the appropriate person(s) that such mooring has been completed and Buyer hiring a harbor boat to provide fleet security for the loaded tow, or (3) requesting Carrier remain at the plant with the tow and compensating Carrier at the applicable hourly rate of $225 per hour, subject to the same adjustments set forth in subsection 7(b).

(d)                                 Except as otherwise expressly provided herein, Carrier shall supply at its own expense all labor, supervision, equipment and facilities, and shall pay all expenses and taxes whatsoever, incurred in connection with its performance under this Agreement.

5.                                      Description of Barges. All barges used by the Carrier shall be in good and seaworthy condition, shall have two (2) interior side slope sheets, at least one (1) interior end slope sheet, shall not be wider than thirty-five (35) feet, and shall have a minimum capacity of fifteen hundred (1,500) tons of coal.

6.                                      Compliance with Safety Procedures and Laws.

(a) Carrier represents and warrants that it is in the business of river barge transportation and that it possesses a high degree of professional expertise in all facets of river barge transportation and promises that it will exercise that degree of care of persons so skilled and that it will at all times provide adequate skilled personnel, equipment, facilities, and capital to transport Cargo safely in accordance with the terms of this Agreement.

(b) Without limiting the generality of the provisions of subsection (a) above, the Carrier will at all times in its performance under this Agreement comply with all applicable laws and regulations of any kind and all procedures and provisions set forth in Appendix A attached hereto.

7.                                       Rates

(a)                                  Subject to the adjustments set forth in subsections 6(b) and 6(c) hereof, Buyer shall pay to the Carrier the following rates per ton:

CARGO – COAL

LOADING POINT		DESTINATION
River	Mile Point	Mill Creek	Cane Run	Trimble Co.	Ghent	Riverport
Monongahela	85 - 102	6.72	6.82	6.55	6.30	7.25
Monongahela	61.2-84.9	6.06	6.16	5.89	5.64	6.59
Monongahela	23.8-61.1	5.37	5.47	5.20	4.95	5.90
Monongahela	Below 23.7	4.68	4.78	4.51	4.26	5.21
Ohio	0-84.2	3.62	3.72	3.45	3.20	4.15
Ohio	84.3 - 126.5	3.22	3.32	3.05	2.80	3.75
Ohio	126.6 — 237.5	3.04	3.14	2.87	2.62	3.57
Ohio	237.6 - 279.3	2.67	2.77	2.50	2.25	3.20
Ohio	279.4 - 305.6	2.12	2.22	1.95	1.70	2.65
Ohio	305.7-317	2.02	2.12	1.85	1.60	2.55
Ohio	317.1-360	1.97	2.07	1.80	1.55	2.50
Ohio	TTI405.9	1.71	1.81	1.54	1.29	2.24
Ohio	470-531.5	1.60	1.70	1.43	1.18	2.13
Ohio	535.2-620	1.05	1.15	1.25	1.34	1.58
Ohio	620.1-720	1.19	1.29	1.54	1.63	1.72
Ohio	721 - 776.1	1.54	1.64	1.89	1.98	2.07
Ohio	Evansville 784.1	1.63	1.80	1.97	2.06	2.23
Ohio	785 - 846	1.98	2.18	2.33	2.42	2.61

River	Mile Point	Mill Creek	Cane Run	Trimble Co.	Ghent	Riverport
Ohio	851.8	2.13	2.23	2.48	2.57	2.66
Ohio	853-918.5	2.16	2.35	2.50	2.58	2.78
Ohio	918.6-962	2.30	2.40	2.65	2.74	2.83
Big Sandy	All Origins	2.17	2.27	2.00	1.75	2.70
Kanawha	Above 82.8	3.92	4.02	3.75	3.50	4.45
Kanawha	67.7-82.7	3.77	3.87	3.60	3.35	4.30
Kanawha	Below 67.6	3.64	3.74	3.47	3.22	4.17
Green	Above 63.1	2.52	2.73	2.86	2.95	3.16
Green	0-63.0	1.92	2.10	2.26	2.35	2.53
Tennessee	0-25	2.35	2.45	2.70	2.79	2.88
Upper Miss.	98.5	3.99	4.09	4.34	4.43	4.52
Upper Miss.	125	4.86	4.96	5.21	5.30	5.39
Upper Miss.	161-185	6.07	6.17	6.42	6.51	6.60
Lower Miss.	Mobile Bay	9.05	9.15	9.40	9.49	9.58
Lower Miss.	55.3 - 57 *	7.36	7.46	7.71	7.80	7.89

* If shipped from Davant (Electro-Coal) Mile 55.3, Lower Mississippi, then deduct 50.35 per ton.

CARGO – LIMESTONE

	DESTINATION
LOAD POINTS	Mill Creek	Trimble Co.	Ghent

Cape Sandy (MP 674 Ohio River)	$0.78	$0.93	$0.95
New Amsterdam (MP 653 Ohio River)	$0.78	$093	$0.95

DEMURRAGE

Mill Creek, Jefferson County Riverport, Trimble Co., & Ghent	$150/demurrage debit
Trimble Co. Coal and Cane Run	$225/demurrage debit

Rates do not include switching and fleeting charges at destinations (except Jefferson Riverport) or origins. Carrier shall not be responsible for such charges. In the event the harbor service charges at Jefferson Riverport are increased or decreased, the Carrier may increase or decrease its rates accordingly. Rates from loading points not listed above will be negotiated as required and shall be reasonably related to those set forth above, taking into account differences in distance, operating conditions and loading conditions. If Buyer and Carrier cannot agree on a rate from a particular loading point, then Buyer shall have the right to hire another carrier to transport Cargo from such loading point. Such tons transported by another carrier shall not be subject to the limitations set forth in Section 3a through 3d.

(b)                                 The rates set forth in subsection 7(a) as adjusted per this section shall apply to Cargo loaded commencing January 1, 2002 for LG&E and commencing July 1, 2002 for KU. Rates will be adjusted each quarter thereafter as follows:

(1) Twenty percent (20%) of the base rate shall remain fixed for the Term of this Agreement.

(2) Fifty-five percent (55%) of the base rate (hereinafter the “55% component”) shall change in proportion to changes in the first published PPI Industrial Commodities Index Less Fuels and Related Products and Power found in Table 8 of the Producer Price Indexes, published monthly by the U.S. Department of Labor, Bureau of Labor Statistics (hereinafter the “PPI”). The change in this component shall be calculated by multiplying a fraction, the denominator of which shall be the average PPI for April, May, and June, 2001 (the average base index first published for the period is 143.6), and the numerator of which shall be the average PPI for the three-month period ending November 30, February 28, May 31, or August 31 (hereinafter the “calculation period”) times the initial fifty-five percent (55%) component. The effective date of the changes in this component shall be January 1, April 1, July 1, or October 1 as the case may be, for the remainder of the Term of this Agreement, commencing January 1, 2002 for LG&E and July 1, 2002 for KU.

(3) Twenty percent (20%) of the base rate (hereinafter the “20% Component”) shall change in proportion to changes in the average of (a) the posted price of #2 diesel fuel at Catlettsburg, Kentucky and (b) the Ohio Valley Marine Service posted price at the mouth of the Green River (together, the “Diesel Posted Prices”). The change in the 20% Component shall be calculated by multiplying a fraction, the denominator of which shall be the average Diesel Posted Prices on the first (1st) day of each of the months of April, May, and June 2001(the average base Diesel Posted Prices for the period is 86.7 cents per gallon), and the numerator of which shall be the average Diesel Posted Prices on the first (1st) day of each of the months for the three (3) month periods beginning September, December, March and June (hereinafter the “Calculation Period”) times the initial 20% Component. The effective date of the changes in this component shall be the first day of the calendar quarter following the end of the Calculation Period (January 1, April 1, July 1, or October 1, as the case may be), for the remainder of the Term of this Agreement, beginning January 1, 2002 for LG&E and beginning July 1, 2002 for KU.

(4) Five percent (5%) of the base rate (the “5% Component”) represents federal taxes: the Inland Waterway Fuel Tax, Deficit Reduction Tax, and Leaking Underground Storage Tank Tax (collectively, the “Taxes”). The average base for the tax for the period is 24.4 cents per gallon, which amount is comprised of Inland Waterway taxes in the amount of 20.0 cents per gallon, Deficit Reduction taxes in the amount of 4.3 cents per gallon, and Leaking Underground Storage Tank taxes in the amount of .10 cents per gallon). This 5% Component will change to the extent of any future changes in the amount of Taxes, and shall be adjusted effective on the first (1st) day of the calendar month following the effective date of any change that occurs on or after January 1, 2002, (except when such change is effective on the first (1st) day of such month, in which case the adjustment shall be made as of such date).

(c)                                  Changes in the PPI.  The current index of 1982 = 100 applies to the PPI. Should this index be revised or a new one adopted, the parties shall make an appropriate adjustment, either in accordance with published instructions from the Bureau of Labor Statistics regarding such revision or, if no such instructions are published, by a proportionate revision which will fairly reflect such change in the index.

(d)                                 Rates will be adjusted for the cost of any government-imposed tolls or other government charges (“Governmental Impositions”) enacted after the effective date of this Agreement which are assessed on river transportation and assessed against the Carrier for carrying Cargo under this Agreement. Such rate adjustments will be effective as of the effective date of such tolls or charges. Governmental Impositions shall not apply to: Taxes, as defined in the preceding section, changes in taxes on fuel, which changes shall be covered in sections 7(b)(3) and 7(b)(4) hereof, any noncompliance existing as of the effective date of this Agreement, financing costs and taxes, income tax or property taxes or related costs, any penalties, interest, fines, costs of arbitration, mediation, litigation, or any other type of dispute resolution through all stages of appeal, payment of judgments against Carrier or Carrier’s affiliates, or on instruments or documents evidencing the same or on the proceeds thereof, and wages, benefits and retirement. In order to constitute a Governmental Imposition, it must be imposed against the barging industry either on a regional, state or national basis. Carrier must notify Buyer in writing of the obligation to comply with such laws (if Carrier anticipates meeting the conditions that would require Carrier to comply with such laws) within thirty (30) days of the time Carrier becomes aware of such laws, setting forth the specific law or regulation and the anticipated actual or actual financial impact on Carrier’s delivery of Cargo hereunder, and the anticipated or actual effective date. Additionally, the applicable base price hereunder shall be increased only if the price adjustment is allocated evenly to all effected cargo transported by Carrier, so that Buyer is allocated only its proportionate share of such Governmental Imposition, and the base price shall be decreased for any savings resulting from changes in such Governmental Imposition. The base price can not be increased due to Governmental Impositions (a) on an annual basis, more than five percent (5%) per ton of the rates effective January 1, 2002; and (b) on a cumulative basis during the Term, more than fifteen percent (15%) per ton of the rates effective January 1, 2002. If (a) the annual increase of Governmental Impositions is more than five percent (5%) of the rates effective on January 1, 2002, or (b) if the total amount of Governmental Impositions is more than fifteen percent (15%) of the rates effective January 1, 2002, on a cumulative basis during the Term of this Agreement, Carrier may terminate this Agreement upon not less than sixty (60) days’ written notice to Buyer. Alternatively, Buyer may agree, by forwarding written notice to Carrier within sixty (60) days after receiving Carrier’s written notice of termination to accept the cumulative Base Rate increase of more than fifteen percent (15%). Carrier shall notify Buyer of any such changes within the time frames set forth above and supply sufficient documentation for Buyer to verify any such change. Either Buyer or Carrier may request a base price adjustment, which shall be comprised of no more than the reasonable actual costs directly associated with the effect of such change on the Cargo to be transported hereunder. Such adjustment shall be made effective on the first day of the calendar month following the effective date of any change,

(except when such change is effective on the first day of the month, in which case the adjustment shall be made as of such date).

(e)                                  The calculations for changes in the components of the base rate are to be made to three (3) decimal places, with the total being rounded to two (2) decimal places.

(f)                                    The term “ton” as used herein shall mean a net ton of two thousand (2000) pounds avoirdupois weight.

8.                                      Demurrage.

(a)                                  Free Time At Mill Creek, Ghent, Jefferson County Riverport, and Trimble County Limestone Destinations. Buyer shall be allowed four (4) “Free Unloading Days” within which to unload each of the barges delivered to Buyer at Mill Creek (coal and limestone), Ghent (coal and limestone), Jefferson Riverport (coal and limestone) and Trimble County Limestone pursuant to this Agreement. An “Unloading Day” shall commence at 7:00 a.m. and continue until 7:00 a.m. on the next day. The calculation of “Free Unloading Days” for each barge, for purpose of the unloading demurrage accounts described in Sub-section c, below, shall commence at the first (1st) 7:00 a.m. following the delivery of such barge to Buyer and notification is given to Buyer that the first (1st) barge is moored to the Buyer’s dock and ready to unload, and shall run continuously thereafter for a period of ninety six (96) hours. “Actual Unloading Days” for each barge, for purpose of said demurrage accounts, shall commence concurrently with the commencement of the “Free Unloading Days” and shall continue until the first (1St) 7:00 a.m. following the time that Carrier’s dispatcher has been notified that the barge is actually unloaded and ready for pick up (for a barge unloaded and said notification given before the first (1st) 7:00 a.m. following delivery, the “Actual Unloading Days” would be zero).

(b)                                 Free Time At Trimble County Coal and Cane Run Destinations. Buyer shall be allowed per barge tow, one (1) hour per barge plus one (1) additional hour as “Free Unloading Hours” within which to unload the barge tow delivered to Buyer at Trimble County Coal and Cane Run Stations. For example, if a barge tow of six (6) barges is delivered, seven (7) free unloading hours shall be allowed Buyer within which to unload the six (6) delivered barges (one (1) hour per barge plus one (1) hour equals seven (7) hours). The calculation of “Free Unloading Hours” for the purpose of the unloading demurrage accounts described in Sub-section (d) below, shall commence when Buyer is notified that the first (1St) barge is located under the unloader and is ready to unload, except that, if Buyer for any reason, except for force majeure, is not prepared to unload such barge or has another barge line’s barge under the unloader, then Free Unloading Hours shall begin when Carrier notifies Buyer that it has arrived and is ready to begin unloading. “Actual Unloading Hours” for each barge tow, for purpose of said demurrage accounts, shall commence concurrently with the commencement of the “Free Unloading Hours” and shall continue until Carrier is notified by Buyer that the barge tow is actually unloaded and ready for removal. Fractions of an hour shall be rounded up to the nearest one-half hour.

In the event a Crounse coal tow arrives at Trimble County within less than twelve hours after the completion of the free unloading time for the previous Crounse coal tow, the free time for the second coal tow shall not commence until the twelfth hour following completion of the free time for the first Crounse coal tow. For example, if a ten (10) barge Crounse coal tow arrives at 0200 hours, the free time would expire at 1300 hours (eleven hours later). If a second Crounse coal tow arrives at 1100 hours, the free time for the second Crounse coal tow shall not commence until 0100 hours the next day (twelve hours after the completion of the free unloading time for the first Crounse coal tow). This exception shall not apply to barges in either tow if such barges were diverted from a plant other than Trimble County.

The plant shall maintain a log of start and stop times for the unloading of each tow and shall communicate such times to Carrier’s towboat pilothouse personnel, as requested, in order for both parties to mutually reconcile free time calculations. Unloading shall be considered complete once the bucket unloader has completed its unloading cycle (and been cleared from the cargo box) for the last barge in that tow.

(c)                                  Demurrage Accounts For Mill Creek, Ghent, Jefferson County Riverport, and Trimble County Limestone. Carrier shall maintain separate unloading demurrage accounts for Mill Creek, Ghent, Jefferson County Riverport, and Trimble County Limestone, in which one (1) credit shall be entered for each day the Actual Unloading Days for a barge are less than four (4) days for that barge, and in which one (1) debit shall be entered for each day the Actual Unloading Days for a barge exceed four (4) days for that barge. Separate demurrage accounts for coal and limestone shall be kept at Mill Creek, Ghent and Trimble County.

At the end of each month during the Term of this Agreement, the demurrage accounts shall be balanced and settled for that period (hereinafter called “Accounting Period”) by canceling one (1) debit with one (1) credit in each demurrage account and by the payment by Buyer to Carrier of one hundred and fifty dollars ($150), subject to the same adjustments set forth in subsection 7(b), for each such demurrage debit not so canceled. In the event the total credits exceed the total debits in the account at the end of any Accounting Period, such excess credits shall be canceled and shall not carry over to the next Accounting Period. At Buyer’s request, but not more frequently than once per month, Carrier shall send Buyer a summary of the current demurrage accounts.

(d)                                 Demurrage Accounts For Trimble County Coal and Cane Run. Carrier shall maintain unloading demurrage accounts for Trimble County coal and Cane Run, in which Buyer will receive one (1) credit for each hour the “Actual Unloading Hours” are less than the “Free Unloading Hours” and one (1) debit shall be entered for each hour the Actual Unloading Hours exceed the Free Unloading Hours.

At the end of each month during the Term of this Agreement, the demurrage accounts shall be balanced and settled for that one month period (hereinafter called “Accounting Period”) by canceling one (1) debit with one (1) credit in each demurrage account and by the payment by Buyer to Carrier of two hundred and twenty-five dollars ($225), subject to the same adjustments set forth in subsection 7(b), for each such demurrage debit not so canceled.  In the event the total credits exceed the total debits in the account at the end of any Accounting Period, such excess credits shall be canceled and shall not carry over to the next Accounting Period. At Buyer’s request, but not more frequently than once per month, Carrier shall send Buyer a summary of the current demurrage accounts.

9.                                      Payment.

The method of determining the weight of the Cargo for the purpose of calculating payment to the Carrier hereunder shall be the same method used for the purpose of calculating payment to the Cargo set forth in Buyer’s various coal supply and limestone agreements. For all tons of Cargo unloaded pursuant to the provisions of Section 4, between the first (1st) and fifteenth (15th) days of any calendar month, Buyer shall make payment to Carrier for the transportation of such tons of Cargo, between each loading point and each delivery point, by the twenty-fifth (25th) of such month of transportation. If the twenty-fifth (25th) is not a regular workday, payment shall be made on the next regular workday. Within approximately fifteen (15) days after the end of each calendar month, Buyer shall provide to

Carrier the number of tons of Cargo transported between each loading point and each delivery point during such calendar month under this Agreement. On the basis of this quantity information, Carrier shall submit an invoice to Buyer for receipt by Buyer on or before the twentieth (20th) of the month. Buyer shall make payment of such invoice (less the payment made for the tons of Cargo transported between the first (1st) of the month and the fifteenth (15th) of the month) by the twenty-fifth (25th) of the month following delivery. If the twenty-fifth (25th) is not a regular workday, payment shall be made on the next regular workday. Two (2) invoices will be sent to Buyer. The invoice for Louisville Gas and Electric will be sent to the following address:

Louisville Gas and Electric Company P.O. Box 32010

Louisville, Kentucky 40232

Attn: Manager, LG&E/KU Fuels

The invoice for Kentucky Utilities will be sent to the following address:

Kentucky Utilities Company

P.O. Box 32010

Louisville, Kentucky 40232

Attn: Manager, LG&E/KU Fuels

10.                               Indemnification.

The parties agree to defend, indemnify and hold harmless each other from any claim, demand, suit, loss, cost or expense or any damage which may be asserted, claimed or recovered against or from one of them by reason of any damage to property, including property of others, or injury, including death, sustained by any person or persons whomsoever to the extent such damage, injury or death arises out of any act or omission by the offending party, its officers, employees or parties engaged by it, in its performance of this agreement. Neither party shall be liable to the other party for consequential, punitive, or exemplary damages.

11.                               Insurance. At all times, the Carrier will carry and maintain at its own cost (a) protection and indemnity insurance, including tower’s liability, collision liability, and wharfinger’s liability, in the amount of at least five (5) million dollars per occurrence and (b) cargo insurance which shall fully insure the Cargo at the then current cost of that Cargo to Buyer, and (c) pollution insurance in the amount of at least five (5) million dollars. Certificates of insurance satisfactory in form to Buyer and signed by the Carrier’s insurer shall be supplied by the Carrier to Buyer evidencing that the above insurance is in force and that not less than thirty (30) calendar days written notice will be given to Buyer prior to any cancellation or material reduction in coverage under the policies. The Contractor shall cause its insurer to name Buyer as an additional named insured, and waive all subrogation rights against Buyer for all losses or claims arising from performance hereunder. Evidence of Buyer’s status as an additional insured, a statement that such status shall not prejudice any rights to which Buyer would have been entitled were Buyer not an additional insured, and evidence of such waiver of subrogation satisfactory in form and substance to Buyer shall be exhibited in the Certificate of Insurance mentioned above. Carrier’s liability shall not be limited to its insurance coverage.

12.                               Termination. If either party hereto commits a material breach of any of its obligations under this Agreement at any time, then the other party has the right to give written notice describing such breach and stating its intention to terminate the Agreement no sooner than 30 days after the date of the notice (the “Notice Period”). If such material breach is curable and the breaching party cures such material breach within the Notice Period, then the Agreement shall not be terminated due to such material breach. If such material breach is not curable or the breaching party fails to cure such material breach within the

Notice Period, then this Agreement shall terminate at the end of the Notice Period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

13.                               Force Majeure. If either party hereto is delayed in or prevented from performing any of its obligations under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods, or earthquakes, equipment breakdowns, or other causes beyond the reasonable control of the affected party, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event provided that such party gives written notice to the other party as promptly as practicable of the nature and probable duration of the force majeure event. The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event. Services not provided during any force majeure period shall be made up within a reasonable time at the option of Buyer. If a force majeure event affects a material portion of the services hereunder for more than twenty (20) days, the party not claiming force majeure may terminate the contract by forwarding written notice to the claiming party. If the force majeure event claimed by Carrier is industry-wide, Buyer may not terminate this Agreement unless Buyer can obtain alternate river transportation services from another provider.

14.                               This section intentionally left blank.

15.                               Independent Contractor. Nothing in this Agreement shall be deemed to make the Carrier or any of the Carrier’s employers or agents the representative, agent, or employee of Buyer. The Carrier shall be an independent contractor and shall have responsibility for and control over the details and means for performance under this Agreement. Anything in this Agreement which may appear to give Buyer the right to direct the Carrier as to the details of its performance hereunder or to exercise a measure of control over the Carrier means that the Carrier shall be subject to the desires of Buyer only in the results achieved.

16.                               Equal Employment Opportunity.  To the extent applicable, Carrier shall comply with all of the following provisions which are incorporated herein by reference:  Equal Opportunity regulations set forth in 41 CRF §60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR § 60-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR § 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as “Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals” set forth in 15 USC § 637(d)(3); and subcontracting plan requirements set forth in 15 USC § 637(d).

17.                               Miscellaneous

(a)                                  This Agreement shall be governed by the subject to the law of the Commonwealth of Kentucky (excluding its conflicts laws).

(b)                                 All notices respecting this Agreement shall be in writing and shall be addressed as follows:

If to LG&E:	Louisville Gas and Electric Company
P.O. Box 32010
Louisville, Kentucky 40232
Attn: Director Corporate Fuels and By Products

If to KU:	Kentucky Utilities
P.O. Box 32010
Louisville, Kentucky 40232
Attn: Director Corporate Fuels and By Products

If to Carrier:	Crounse Corporation
2626 Broadway
Paducah, Kentucky 42001
Attn: President

(c)                                  Attorneys’ Fees and Costs. If a dispute arises under this Agreement, the prevailing party shall be entitled to recover attorney’s fees and other costs from the nonprevailing party.

(d)                                 Entire Agreement. This Agreement contains the entire agreement between the parties respecting the subject matter hereof and supersedes all prior or contemporaneous oral or written statements, understandings, and agreements.

(e)                                  Headings. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

provision of this agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

(f)                                    Waiver. The failure of either party to insist on strict performance of any provision of this agreement, or to take advantage of any rights hereunder, stall not be construed as a waiver of such provision or right.

(g)                                 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

(h)                                 Severability. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

(i)                                     Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

(j)                                     Assignment.

(i)                                     Carrier shall not, without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole opinion, make any assignment, subcontracting or transfer of this Agreement by operation of law or otherwise, including without limitation any assignment or transfer as security for any obligation, and shall not assign or transfer the performance of or right or duty to perform any obligation of Carrier hereunder; provided, however, that Carrier may assign the right to receive payments directly from Buyer to a lender as part of any accounts receivable financing or other revolving credit arrangement which Carrier may have now or at any time during the Term of this Agreement, and provided further, that Buyer shall consider consenting to an assignment to an affiliate of Carrier. Buyer shall not unreasonably withhold its consent to an assignment to an affiliate of Carrier, provided: (a) the affiliate’s balance sheet, financial statement, and business experience and capability are comparable to Carrier’s, (b) the majority ownership of the affiliate is comparable to Carrier’s, and (c) Carrier receives Buyer’s prior written approval for the transfer.

(ii)                                  Buyer shall not, without Carrier’s prior written consent, which consent shall not be unreasonably withheld, assign this Agreement or any right for the performance of or right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a majority interest in the Buyer’s generating station that is the recipient of the coal to be delivered hereunder, or as part of a merger or consolidation involving Buyer.

(iii)                               In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

(k)                                  Amendments. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

The parties hereto have executed this Agreement effective as of the date first written above but actually on the dates set forth below.

LOUISVILLE GAS AND ELECTRIC COMPANY	CROUNSE CORPORATION

KENTUCKY UTILITIES COMPANY

By:	/s/ Victor A. Staffieri
Title: Chief Executive Officer
Date: 8/21/02

Appendix A to Barging Agreement

Some specific minimum safety procedures are set forth below. This list in no way limits Carrier’s obligation to act safely at all times in its performance under this Agreement and to bear sole responsibility therefor. Additionally, while on Buyer’s property, Carrier will comply with Buyer’s safety rules for contractors.

1.                                       Notice of Barge Transactions

At Mill Creek, Cane Run, Trimble County, and Ghent, the Carrier will notify Buyer of any barge transaction as follows. The Carrier first will attempt to notify Buyer’s guard service at the loading dock by way of the marine radio located at the Guard House. If the Carrier is unable to contact the guard service, the Carrier will notify the plant shift supervisor. If the Carrier is unable to notify the plant shift supervisor, the Carrier will notify the material handling supervisor. The Carrier shall not leave the barges until one of the Buyer’s employees or agents set forth above has been notified.

2.                                       Location of Barges

At all times, the Carrier further will be prepared to, and upon request by

Buyer will, immediately state the location of any barge destined for Buyer and in the care and custody of Carrier from the time that Buyer requests barge placement at a holding point to the time that Carrier delivers the barges.

3.                                       Mooring

(a)                                  All barges that are moored at all destinations and are to be left at the plant site shall be moored using both the normal leaving lines supplied with each barge and a two inch (2”) fleeting line that is attached to each cell.

(b)                                 Life preservers shall be worn by everyone working on the barges.

(c)                                  For Trimble County and Cane Run, barges generally will be standby unloaded as stated in Section 4 of this Agreement. When circumstances dictate that barges will be moored at Trimble County, the maximum number of barges to be moored in the coal area is thirty (30) and in the limestone area is eighteen (18). Barges will be moored no more than three (3) abreast during rising river, falling river, high water, or icy conditions without a towboat in attendance.

(d)                                 For Mill Creek, the maximum number of barges that can be moored without a harbor boat in attendance is thirty-two (32). Barges shall not be moored wider than five (5) abreast under any conditions.

(e)                                  For Ghent, the maximum number of barges that can be moored without a harbor boat in attendance is thirty-two (32).

4.                                       Riverport

For barges destined for the Riverport, the Carrier will comply with all requirements and procedures established by the Riverport pertaining to the Carrier’s performance hereunder.

5.                                       Breakaway and Loose Barnes

If at any time and for any reason any barge breaks away from the dock or becomes loose, Carrier immediately will assist and cooperate in retrieving or securing such barge upon becoming aware of the situation.